EXHIBIT B
                         AMENDMENT TO THE
                       TOLL BROTHERS, INC.
              STOCK OPTION AND INCENTIVE STOCK PLAN
                              (1995)

    WHEREAS, the Company desires to amend the Toll
Brothers, Inc. Stock Option and Incentive Plan (1995) (the
"Plan") to coordinate awards of shares of common stock of the Company under the Plan with amendments to the Toll Brothers, Inc.
Cash Bonus Plan; and

    WHEREAS, the Board of Directors is generally authorized under Section 10 of the Plan to amend the Plan from time to time in such manner as it may deem advisable.

    NOW, THEREFORE, the Plan is hereby amended, effective as of May 29, 1996, subject to the approval of the Company's shareholders, as follows:

    1. Section 3 of the Plan is amended to read as follows:

          "3. Eligibility. All employees of the Company or its Affiliates (who may also be directors of the Company or its Affiliates) shall be eligible to receive
    ISOs hereunder. All Optionees shall be eligible to receive Options and Awards hereunder; provided, however, that only an Executive Officer is eligible to be granted an Option under Section 8 and provided further that no Executive Officer shall be eligible to receive an Award except to the extent an Award is required to be granted to an Executive Officer pursuant to the terms of the Toll Brothers, Inc. Cash Bonus
    Plan. The Committee, in its sole discretion, shall determine whether an individual qualifies as an employee or an Optionee. An Optionee may receive more than one Option or Award, but only on the terms and subject to the restrictions of the Plan."

    2. In all other respects, the provisions of the Plan shall remain in full force and effect.